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                                                                       EXHIBIT 2

CUSIP No. 030371108               SCHEDULE 13D

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                                 FIRST AMENDMENT

Item 1. Security and Issuer.

        This Amendment No. 1 relates to the common stock, $.10 par value per share (the "Common Stock"), of American Vanguard Corporation, a Delaware corporation (the "Company"), whose principal executive offices are located at 4100 East Washington Boulevard, Los Angeles, California 90023. The original
Schedule 13D, which is being amended hereby, was filed with the Securities and Exchange Commission by Glenn A. Wintemute and Herbert A. Kraft on November 4, 1983 (the "November, 1983 Filing"). This Amendment was necessitated by the transactions described in the second paragraph of Item 4 below.

Item 2. Identity and Background.

        Two persons are jointly filing this Amendment No. 1: Herbert A. Kraft and Glenn A. Wintemute (sometimes referred to herein as the "Reporting Persons"). Reference is made to the background information of the Reporting Persons set forth under Item 2 of the November, 1983 Filing which information is incorporated herein by this reference.

Item 3. Source and Amount of Funds or Other Consideration.

        In addition to the 746,555 shares of Common Stock acquired on November 8, 1984 (see Item 4 below for description of this transaction), certain information with respect to shares previously owned by the Reporting Persons, is set forth in Item 3 of the November, 1983 Filing which information is incorporated herein by this reference.

        The 746,555 shares described in Item 4 were acquired pursuant to 3-year promissory notes delivered to each Selling Stockholder providing for semi-annual payments of interest; such payments are secured by a pledge of the shares of Common Stock so acquired. No down payment was required by the Stock Purchase Agreements, and no decision has been made by the Reporting Persons as to the method of obtaining funds necessary to make the installment payments called for under the promissory notes.

Item 4. Purpose of Transaction.

        At the time of the acquisition of shares of the Common Stock by the Reporting Persons described in the November, 1983 Filing and in the next paragraph, there were and are no plans or proposals by or between the Reporting Persons which would relate to or result in matters described in clauses (b) through (j) of Item 4 of Schedule 13D.


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CUSIP No. 030371108               SCHEDULE 13D


        The Reporting Persons are both directors and executive officers of the Company. On November 8, 1984, the Reporting Persons acquired 746,555 shares of the Common Stock from 31 stockholders. Attached as Exhibit 1 hereto is a copy of the form of Stock Purchase Agreement (together with the promissory note and pledge agreement) used in each of the 31 purchase and sale transactions. Attached as Exhibit 2 is a list of the names of each of the stockholders from whom the shares of the Common Stock were acquired, the number of shares acquired from each and the price per share paid to such selling stockholders by the Reporting Persons.

        The Reporting Persons do not intend to materially change the Company's management, present capitalization or dividend policy, the charter documents or the Company's business or corporate structure.

Item 5. Interest of Securities of the Issuer.

        The following information is furnished with respect to the Common Stock of the Company beneficially owned by each of the Reporting Persons:

                                          Percentage of
                       Total Number        Outstanding       Number of       Number of       Number of        Number of
                        of Shares            Shares         Shares Sole    Shares Shared    Shares Sole     Shares Shared
                       Beneficially       Beneficially       Power to        Power to        Power of         Power of
Name                      Owned              Owned             Vote            Vote         Disposition      Disposition
----                   ------------       -------------     -----------    -------------    -----------      -----------
Herbert A. Kraft         868,464(1)          49.76%           121,909         746,555         121,909          746,555
Glenn A. Wintemute     1,125,621(1)          64.50%           379,066         746,555         379,066          746,555
                       ---------            ------            -------         -------         -------          -------
  Totals               1,931,540            110.68%           500,975         746,555         500,975          746,555
                       =========            ======            =======         =======         =======          =======

        With the exception of the transaction referred to in Footnote (2) to the foregoing table, neither of the Reporting Persons has effected a trade in the Company's Common Stock within the sixty days prior to November 8, 1984.


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(1) Includes 746,555 shares, acquired jointly by the Reporting Persons on
    November 8, 1984. See description of this acquisition contained in Item 4 hereof


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CUSIP No. 030371108               SCHEDULE 13D

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Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

        Messrs. Kraft and Wintemute have agreed to share all expenses associated with acquiring shares of Common Stock of the Company. There are no other contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons or between such persons and any other person with respect to any securities of the Company.

Item 7. Material to Be Filed as Exhibits.

        Form of Stock Purchase Agreement     Exhibit 1

        Selling Stockholder Information      Exhibit 2


                                   SIGNATURES

        After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned each certify that the information set forth in this Amendment No. 1 with respect to such signatory is true, complete and correct.

                  Name                                Date of Execution
                  ----                                -----------------

     /s/  GLENN A. WINTEMUTE                          November 16, 1984
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          Glenn A. Wintemute


    /s/   HERBERT A. KRAFT                            November 16, 1984
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          Herbert A. Kraft


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